UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 8, 2011

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Science Park
New Haven, CT	06511

(Address of principal executive offices)	(Zip Code)
                  (203) 776-7776
(Registrant’s telephone number,
including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

On August 8, 2011, the Registrant received a notice of termination of that certain Services Agreement, or the Agreement, dated May 9, 2008, by and between Higher One, Inc. and The Bancorp, Inc.  Pursuant to the applicable provisions of the Agreement, the termination will be effective no later than May 4, 2012, or 270 days after the date of the termination notice.

The Bancorp Bank, a subsidiary of The Bancorp, Inc., provides Federal Deposit Insurance Corporation-insured depository services for the OneAccount checking accounts that the Registrant offers to its customers, as well as other banking functions.  Under the terms of the Agreement with The Bancorp Bank, the Registrant maintains responsibility for the technology-related aspects of the OneAccounts.  Upon termination of the Agreement, The Bancorp Bank is obligated to transfer the deposits and any related bank identification numbers, routing numbers and other related identifiers used by the Registrant in connection with the deposits of its customers and deliver any and all applicable information, account opening contracts and related items.

The Bancorp Bank is the Registrant’s third banking partner since its inception and, in the past, when the Registrant has changed banking partners, it has done so in a limited amount of time and with no material disruption or inconvenience to any of its customers.  The Registrant has an on-going process to identify additional bank partners and continues to hold productive discussions and negotiations with multiple potential banking partners.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2011

HIGHER ONE HOLDINGS, INC.

By:  /s/ Mark Volchek
       _____________________________
       Mark Volchek
       Chief Financial Officer